Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-200995) of James River Group Holdings, Ltd. of our report dated March 12, 2015, with respect to the consolidated financial statements and schedules of James River Group Holdings, Ltd. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.
/s/ Ernst & Young LLP
Richmond, Virginia
March 12, 2015